EXHIBIT 17.1

Letter of Resignation

June 30, 2018

Board of Directors

Virtual Crypto Technologies, Inc.

Re:	Letter of Resignation

Gentlemen:

I hereby resign as CEO and Chairman of the Board of Directors of Virtual Crypto Technologies, Inc. (the “Registrant”), effective June 30, 2018. The reason for my resignation is to permit me to pursue other business interests and opportunities.

I have had no disagreements with the operations, policies or practices of the Registrant on any matters.

Yours truly,

/s/: Yair Fudim
Yair Fudim